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                                  EXHIBIT 99.1

DRAFT

FOR IMMEDIATE RELEASE                 CONTACT:
                                      Sean Wheatley
                                      Factory Card & Party Outlet
                                      630-579-2164
                                      Swheatley@factorycard.com

                        FACTORY CARD & PARTY OUTLET CORP.

               ANNOUNCES FOURTH QUARTER RESULTS & PLANS FOR GROWTH

NAPERVILLE, IL (March 6, 2003) - Factory Card & Party Outlet Corp. (FCPO.OB) reports results for year-end and fourth fiscal 2002 quarter ended February 1, 2003.

For the ten months ended February 1, 2003, following their successful turnaround since emerging from bankruptcy in April 2002, the Company reported a net income of $2.5 million or $1.72 per fully diluted share. The net income for the fourth quarter of 2002 was $372 thousand or $.26 per fully diluted share. Looking back at the fourth quarter of 2001, the Company had reported a loss of $1.2 million.

Comparable sales for fiscal year ended February 1, 2003 increased 0.4 percent over the prior fiscal year. Net sales for the year ended February 1, 2003 decreased 0.6 percent to $226.5 million, compared with $227.9 million a year ago. For the quarter ended February 1, 2003 net sales declined 7.0 percent to $58.8 million, compared with $63.2 million in the fourth quarter last year. Comparable store sales for the fourth quarter declined 6.0 percent.

"We faced a challenging economic climate during the very important fourth quarter", stated Gary Rada, President & CEO of Factory Card & Party Outlet. "While overall sales were disappointing, we were very pleased to achieve a comparable store sales increase during the month of December, resulting in positive earnings for the quarter," Rada added.

The Company also announced plans to open five new stores this year in Illinois and Indiana. "With our improving financial condition, we can focus on growing the company," said Gary Rada.

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FCPO 4Q Earnings/

Page 2

A comparison of net income and earnings per share for the period subsequent to April 6, 2002 (effective date of the consummation of the plan for reorganization for accounting purposes), to prior periods would not be meaningful due to significant reorganization cost, gains related to extinguishment of unsecured creditors' claims and fresh start accounting adjustments and capital structure changes related to the Company's previously announced emergence from Chapter 11.

Factory Card & Party Outlet, (www.factorycard.com) based in Naperville, Illinois, currently operates 171 Company-owned retail stores in 20 states, offering an extensive assortment of party supplies, greeting cards, gift-wrap, and other special occasion merchandise at everyday value prices.

Certain statements in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.

In general, the results, performance or achievements of the Company and its stores and the value of the Company's common stock are dependent upon a number of factors including, without limitation, the dependence on key personnel; competition, ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company's filings with the Securities and Exchange Commission.

                                       ###

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                        FACTORY CARD & PARTY OUTLET CORP.
                                 AND SUBSIDIARY

                 Condensed Consolidated Statements of Operations
              (Dollar amounts in thousands, except per share data)

                                                        Successor     Predecessor    Successor     Predecessor    Predecessor
                                                         Company        Company       Company        Company        Company
                                                        -----------   ------------   -----------   ------------   ------------
                                                        Three Months   Three Months     Ten            Two           Twelve
                                                            Ended         Ended        Months        Months          Months
                                                         February 1,    February 2,     Ended         Ended           Ended
                                                            2003           2002      February 1,     April 6,      February 2,
                                                                                        2003           2002           2002
                                                        -----------   ------------   -----------   ------------   ------------
Net sales                                               $    58,837   $     63,214   $   185,699   $     40,837   $    227,943
Cost of sales                                                40,490         41,262       122,435         26,991        149,871
                                                        -----------   ------------   -----------   ------------   ------------
 Gross profit                                                18,347         21,952        63,264         13,846         78,072

Selling, general and administrative expenses                 16,387         18,517        55,872         12,212         67,311
Depreciation                                                    652          1,632         1,501          1,030          6,826
Reorganization items                                              -          2,319             -        (28,383)         6,653
Interest expense                                                383            696         1,368            374          2,813
                                                        -----------   ------------   -----------   ------------   ------------
 Income (loss) before income tax expense (benefit)              925         (1,212)        4,523         28,613         (5,531)
Income tax expense (benefit)                                    553              -         1,981           (360)             -
                                                        -----------   ------------   -----------   ------------   ------------
  Net income (loss)                                     $       372   $     (1,212)  $     2,542   $     28,973   $     (5,531)
                                                        ===========   ============   ===========   ============   ============

  Net income per share - basic                          $      0.26                  $      1.77
                                                        -----------                  -----------

Weighted average shares outstanding - basic               1,435,910                    1,433,210
                                                        -----------                  -----------

  Net income per share - diluted                        $      0.26                  $      1.72
                                                        -----------                  -----------

Weighted average shares outstanding - diluted             1,435,910                    1,478,758
                                                        -----------                  -----------